Exhibit 99.1

Gouverneur Bancorp, Inc. Announces Fiscal 2026 First Quarter Results

Gouverneur, New York, January 27, 2026:  Gouverneur Bancorp, Inc. (OTCQB: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), today announced the Company’s results for the first quarter of fiscal year 2026 ended December 31, 2025.

The Company reported net income of $287,000, or $0.28 per basic and diluted share, for the quarter ended December 31, 2025, compared to net income of $160,000, or $0.15 per basic and diluted share, for the quarter ended December 31, 2024.

Summary of Financial Results

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans and securities, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings and club accounts, NOW and money market accounts and time certificates. Our results of operations also are affected by our provisions for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges, earnings on bank owned life insurance and loan servicing fees. Non-interest expense currently consists primarily of salaries and employee benefits, directors’ fees, occupancy and data processing expense and professional fees. Our results of operations also may be affected significantly by other factors including, but not limited to, general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets increased by $3.4 million or 1.69%, from $198.5 million at September 30, 2025 to $201.9 million at December 31, 2025.  Securities available for sale increased $1.9 million, or 4.56%, from $40.9 million as of September 30, 2025 to $42.8 million as of December 31, 2025, as the Bank purchased securities for municipal deposit collateral requirements and experienced an increase in the market value of the Bank’s securities portfolio due to fluctuations in market rates, partially offset by principal paydowns and maturities. Net loans increased by $1.6 million or 1.24%, from $131.5 million at September 30, 2025 to $133.1 million at December 31, 2025.  The Bank recorded a $13,000 provision for credit loss for the three months ended December 31, 2025, primarily related to residential real estate, compared to a $15,000 provision for credit loss recorded during the same period in the prior year.

Deposits increased $3.7 million or 2.42%, to $158.5 million at December 31, 2025 from $154.8 million at September 30, 2025 due to seasonal activity from commercial and municipal deposit relationships. At December 31, 2025, the Company held $5.0 million in advances from the Federal Home Loan Bank of New York (FHLBNY), compared to $7.0 million in advances at September 30, 2025. The Bank did not hold any brokered deposits at either December 31, 2025 or September 30, 2025.

Shareholders’ equity was $32.6 million at December 31, 2025, representing an increase of 1.61% from the September 30, 2025 balance of $32.1 million. The increase in shareholders’ equity was primarily a result of a $0.3 million increase to the market value of the securities portfolio included in accumulated other comprehensive loss, as well as net income. The increase in shareholders’ equity was partially offset by the repurchase of common stock, which was returned to authorized but unissued status by the Company, and by the declaring of dividends. The Company declared cumulative dividends of $0.09 per share totaling $94,000 during the three months ended December 31, 2025, payable on November

17, 2025.  The Company’s book value was $30.69 per common share based on 1,107,134 shares issued and 1,063,130 shares outstanding at December 31, 2025. The Company’s book value was $30.55 per common share based on 1,107,134 shares issued and 1,050,945 shares outstanding at September 30, 2025.

Total interest income increased $74,000, or 3.42%, for the quarter ended December 31, 2025, compared to the quarter ended December 31, 2024, due to an increase in loan income, partially offset by a decrease in interest income from investments in taxable securities. Interest income on loans increased $133,000, or 7.86%, for the quarter ended December 31, 2025 as compared to the quarter ended December 31, 2024 due to an increase in loan volume origination and loan repricing.

Total interest expense increased $10,000, or 2.49%, from $401,000 for the quarter ended December 31, 2024 to $411,000 for the quarter ended December 31, 2025. Interest expense on deposits decreased $53,000, from $401,000 for the quarter ended December 31, 2024 to $348,000 for the quarter ended December 31, 2025. Interest expense on FHLBNY borrowings was $63,000 for the three months ended December 31, 2025, compared to no interest expense on FHLBNY advances for the three months ended December 31, 2024. The increase in total interest expense for the three months ended December 31, 2025 was due to the increase in interest expense on FHLBNY advances, partially offset by a decrease in interest expense on deposits, due to lower deposit rates as compared to the respective prior period.

Net interest margin, which represents net interest income as a percentage of average interest-earning assets, was 4.06% and 3.99% for the quarters ended December 31, 2025 and 2024, respectively. Net interest margin increased primarily due to an increase in net interest income.

Non-interest income increased $101,000, from $244,000 for the quarter ended December 31, 2024 to $345,000 for the quarter ended December 31, 2025. The increase is primarily due to a $103,000 gain recognized from a bank-owned life insurance death benefit received during the quarter ended December 31, 2025.

Non-interest expense increased $19,000, from $1.8 million for the quarter ended December 31, 2024, to $1.9 million for the quarter ended December 31, 2025. The total increase included a $26,000 increase in salaries and employee benefits and a $29,000 increase in expenses on earnings on the Bank’s deferred fees plan due to fluctuations in market rates. Foreclosed asset expenses decreased $19,000 to a net benefit of $18,000 for the three months ended December 31, 2025, compared to a net expense of $1,000 for the three months ended December 31, 2024. The change was primarily due to a favorable fair value adjustment on a foreclosed property during the three months ended December 31, 2025.

Financial and Operational Metrics (GAAP) – The following information is preliminary and based on the Company’s current data available at the time of presentation and is subject to change.

	12/31/2025	9/30/2025

	(In Thousands)
	(unaudited)
Statement of Condition
Assets
Cash and Cash Equivalents	$4,709	$4,659
Securities Available-for-Sale	42,797	40,931
Loans Receivable, Net of Allowance for Credit
Losses and Deferred Loan Fees	133,133	131,504
Premises and Equipment, Net	2,869	2,904
Goodwill and Intangible Assets	5,450	5,531
Accrued Interest Receivable and Other Assets	12,918	12,999
Total Assets	$201,876	$198,528

Liabilities and Shareholders’ Equity
Deposits	$158,518	$154,780
FHLB Advances	5,000	7,000
Accrued Interest Payable and Other Liabilities	5,733	4,640
Total Liabilities	169,251	166,420

Common Stock	11	11
Additional Paid in Capital	6,342	6,514
Unearned Common Stock held by ESOP	(463)	(501)
Retained Earnings	29,165	28,972
Accumulated Other Comprehensive Loss	(1,875)	(2,187)
Authorized but Unissued Stock	(555)	(701)
Total Shareholders’ Equity	32,625	32,108
Total Liabilities and Shareholders’ Equity	$201,876	$198,528

	For the Quarter Ended
	12/31/2025	12/31/2024

	(In Thousands except per share data)
	(unaudited)
Statement of Earnings
Interest Income	$2,240	$2,166
Interest Expense	411	401
Net Interest Income	1,829	1,765

Provision for Credit Loss	13	15
Net Interest Income After Provision for Credit Loss	1,816	1,750

Non-interest Income	345	244
Non-interest Expenses	1,854	1,835

Income Before Income Tax Expense (Benefit)	307	159
Income Tax Expense (Benefit)	20	(1)
Net Income	$287	$160

Performance Ratios
Basic and Diluted Earnings per Share	$0.28	$0.15
Annualized Return on Average Assets	0.57%	0.32%
Annualized Return on Average Equity	3.51%	1.97%
Net Interest Margin	4.06%	3.99%

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals.  At December 31, 2025, Gouverneur Bancorp, Inc. had total assets of $201.9 million, total deposits of $158.5 million and total stockholders’ equity of $32.6 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of changing political conditions or federal government shutdowns; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; our ability to attract and retain key employees; our ability to maintain the security of our data processing and information technology systems; and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 and other reports the Company files with the SEC, which are available through the SEC’s EDGAR website located at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company and the Bank assume no obligation to update any forward-looking statements.

For more information, contact Stephen Jefferies, President and Chief Executive Officer at (315) 287-2600.